                                                                   EXHIBIT 10.54


                       RESEARCH AND DEVELOPMENT AGREEMENT


      THIS RESEARCH AND DEVELOPMENT AGREEMENT (this "Agreement"), dated March 13, 2000, by and between Implant Sciences Corporation, a Massachusetts corporation ("Implant"), and CardioTech International, Inc., a Massachusetts corporation ("CardioTech"),

                          W I T N E S S E T H T H A T:

      WHEREAS, the parties hereto desire to develop polymer covered or coated vascular stents (the "Stents") utilizing proprietary technologies of each party;

      WHEREAS, CardioTech is willing to grant to Implant a perpetual worldwide exclusive license to use, sublicense and otherwise deal in any technology developed by CardioTech in connection with the development of the Stents;

      WHEREAS, Implant is willing to provide Up to $250,000 in research and development and equity financing for the development of the Stents on the terms and conditions set forth herein; and

      WHEREAS, CardioTech is willing to sell 100,000 shares of its common stock, $.01 par value per share ("Common Stock"), to Implant at $1.00 per share as set forth herein;

      NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Financing and Purchase of Common Stock. Upon execution of this agreement, Implant shall make the $10,000 payment required for Phase 1 set forth on Schedule A hereto. Thereafter, subject to CardioTech's performance of its obligations hereunder and the right of the parties to terminate this Agreement, Implant shall make the payments set forth on Schedule A for Phases 2 through 6. CardioTech shall perform the services and deliver the deliverables set forth on Schedule A within the time periods set forth on Schedule A.

      Contemporaneously with the receipt of the payments for each of Phase 4, 5 and 6, CardioTech shall issue to Implant 40,000, 40,000 and 20,000 shares of Common Stock, respectively. CardioTech shall reserve for issuance in accordance with the Agreement, 100,000 shares of Common Stock, and, upon receipt of payment therefore in accordance with this Agreement, such shares shall be duly and validly issued, fully paid and nonassessable. Implant acknowledges that the certificates representing such shares shall bear a legend indicating that the shares have not been registered under the Securities Act of 1933, as amended.

      2. Licenses.

            (a) CardioTech hereby grants to Implant a perpetual, worldwide, royalty free license, except as defined in Section 3.0, to use any and all technology specifically developed by CardioTech for use in the manufacture or coating of the Stents. CardioTech hereby agrees to execute and deliver any and all additional documentation Implant reasonably deems necessary or desirable to transfer to Implant the rights set forth in this Section 3.

      3. Sales of Stents. Implant and CardioTech agree, that upon completion of the research and development contemplated by this Agreement, they will negotiate and enter into an agreement pursuant to which Implant will have the exclusive right to manufacture and sell the Stents and Implant will pay CardioTech a royalty of between 3% and 5% of actual quarterly receipts. Should Implant decline to sell the Stents, the right to sell the Stents shall transfer to CardioTech. CardioTech will pay Implant a royalty of between 3% and 5% of actual quarterly receipts.

      In addition, CardioTech will coat the Stents and Implant will pay CardioTech the lesser of $50 per stent or CardioTech's actual cost per stent plus a twenty five percent (25%) profit for CardioTech's coating services. If CardioTech's costs plus profit exceed $50 per stent, Implant will have the right to coat the Stents itself and CardioTech shall cooperate fully in the transfer of all technology and know how necessary or desirable for Implant to do so.

      3.1 Territory. Implant shall have to rights to sell the Stents in all countries except those exempted by U.S. law.

      4. FDA Approval. Implant and CardioTech shall cooperate in good faith to obtain FDA approval for the Stents. Such cooperation shall include negotiating in good faith to arrive at an agreement for the financing and management of any FDA trials and submissions.

      5. Representations of Implant. Implant represents and warrants to CardioTech that:

      (a) Implant has the power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been approved by all requisite corporate action and, in particular, has been approved by all of the Directors of Implant that are not affiliated with CardioTech. The execution, delivery and performance of this Agreement by Implant will not violate or constitute a breach of the charter or bylaws of Implant or any material agreement to which Implant is a party. Implant either owns or has sufficient right to use all technology and intellectual property proposed to be used in the development of the Stents (other than technology or intellectual property or rights thereon to be provided by CardioTech) so that the use of such technology and intellectual property will not violate or infringe upon the rights of any third party.

      (b) CardioTech has the power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been approved by all requisite corporate action on the part of CardioTech and, in particular, has been approved by all of the Directors of CardioTech that are not affiliated with Implant. The execution, delivery and performance of this Agreement by CardioTech will not violate or constitute a breach of the charter or bylaws of CardioTech or any material agreement to which CardioTech is a party. CardioTech either owns or has sufficient right to use all technology and intellectual property proposed to be used in the development of the Stents (other than technology or intellectual property or rights thereon to be provided by Implant) so that the use of such technology and intellectual property will not violate or infringe upon the rights of any third party.

      6. Term and Termination.

      (a) This Agreement shall continue in full force and effect until termination in accordance herewith or (b) one year after the completion of the research and development process set forth in Schedule A hereto.

      (b) Subject to the second sentence of this clause (b), this Agreement may be terminated by: (i) mutual agreement of the parties hereto, (ii) any party that is not in material breach hereof upon thirty day's prior written notice to the other party if such other party is in material breach of any provision of this Agreement. The provisions of Sections 2 [licenses] and 7 [indemnification] shall survive termination of this Agreement.

      7. Indemnification. Each party hereto agrees to indemnify and hold harmless the other party hereto against any losses, costs, and or damages (including reasonable legal fees) incurred by such party as a result of the failure or inaccuracy of any representation, warranty, covenant or agreement of the indemnifying party.

      8. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified mail, postage prepaid, and shall be deemed given when so mailed:

             (a)     if to Implant to:

                     Implant Sciences Corporation
                     107 Audubon Road, #5
                     Wakefield, MA  01880
                     Attention:  Chief Executive Officer

                     With a copy to:

                     Foley, Hoag & Eliot LLP
                     One Post Office Square
                     Boston, MA 02128
                     Attention: David A. Broadwin, Esq.

             (b)     if to CardioTech to:

                     CardioTech International
                     78-E Olympia Avenue
                     Woburn, MA  01801-2057
                     Attention:  Michael Szycher, Ph.D

      9. Changes. Any term of the Agreement may be amended or compliance therewith waived only with the written consent of the parties hereto.

      10. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

      11. Severability. If any provision contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts.

      13. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute an original, but both of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


                                   IMPLANT SCIENCES CORPORATION



                                   By: /s/ Anthony J. Armini    3-13-00
                                       ---------------------------------------
                                       Anthony J. Armini
                                       Chairman of the Board and CEO


                                   CARDIOTECH INTERNATIONAL, INC.

                                   By: /s/ Michael Szycher     3-13-00
                                       ---------------------------------------
                                       Michael Szycher, Ph.D
                                       Chairman of the Board and CEO

                                   SCHEDULE A
                          COOPERATIVE RESEARCH PROGRAM

PHASE   IDENTIFICATION             DESCRIPTION            COST           EST. TIME
1       Design equipment (to be    Lathe                  $10K (payed    1 month
        fabricated at IMX and      Movable Doctor blade   upon
        installed at CTE)          Water sprayer          program
                                   Teflon mandrels        start)

2       Make prototypes            Deliver 6 covered      $25K (payed    1 month
        (solid PU)                 stents with solid      10 days after
                                   polyurethane           delivery)

3       Make prototypes            Deliver 3 prototypes   $25K (payed    1 month
        (solid PU)                 with smooth inner      10 days after
                                   walls                  delivery)

4       Make Heparinized           Develop techniques     $75K           1 month
        prototypes (solid PU)      of heparinizing        ($35K for
        with smooth inner          inner wall, using      prototypes,
        walls                      PolyBiomed method.     $40K to
                                   Test emzymatic         purchase
                                   activity. Deliver      shares)
                                   3 prototypes.

5       Make prototypes            Deliver 3 prototypes   $75K           1 month
        (microporous PU)                                  ($35K for
                                                          prototypes,
                                                          $40K to
                                                          purchase
                                                          shares)

6       Make prototypes            Deliver 3 prototypes   $40K           1 month
        (microporus PU)                                   ($20K for
        with smooth inner                                 prototypes,
        walls                                             $20K to
                                                          purchase
                                                          shares